Execution Version

AMENDMENT TO SUBADVISORY AGREEMENT

FOR AST INTERNATIONAL EQUITY PORTFOLIO OF

ADVANCED SERIES TRUST

This Amendment is made by and among AST Investment Services, Inc., a Maryland corporation, PGIM Investments LLC, a New York limited liability company (collectively, the “Manager”) and J.P. Morgan Investment Management Inc., a Delaware corporation, (the “Subadviser”).

WHEREAS, the Manager and the Subadviser entered into a Subadvisory Agreement, dated as of February 24, 2023, pursuant to which the Subadviser has been retained to provide investment advisory services to the AST International Equity Portfolio (the “Agreement”).

WHEREAS, the Manager and the Subadviser desire to amend the Agreement in accordance with Section 10 to revise: i) the language in Sections 1.(a)(iii) and 1.(f), as reflected below; and ii) Schedule A to amend the fee schedule.

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

1.Sections 1.(a)(iii) and 1.(f) of the Agreement are hereby deleted in its entirety and replaced with the following:

1.(a)(iii) The Subadviser's authority hereunder shall include the power to buy, sell, and hold such securities, futures contracts and other instruments; to open accounts and execute trading agreements and any other reasonable and customary documents and representation letters on behalf of the Allocated Portion as the Subadviser deems appropriate. The Subadviser may execute transactions outside a trading venue and place orders with or through such persons, brokers, dealers or futures commission merchants, including any person or entity affiliated with the Subadviser (collectively, "Brokers"), as it determines in its discretion subject to the requirements of this subsection (iii). In executing transactions for the Trust and selecting Brokers, the Subadviser will use its best efforts to seek on behalf of the Trust the best overall terms available. Within the framework of this policy, the Subadviser shall consider all the factors that it deems relevant including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the Broker, the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. The Manager acknowledges that it has been provided a copy of the Subadviser’s Order Execution Policy applicable to certain transactions executed through its office in the United Kingdom and consents to transactions being executed on behalf of the Portfolio as described therein.

1.(f) The Subadviser shall furnish to the Manager copies of (i) all records prepared in connection with the performance of this Agreement, (ii) any reports prepared for external distribution in accordance with the compliance procedures maintained pursuant to paragraph 1(d) hereof as the Manager may reasonably request, and (iii) any reports as may be required under applicable regulation, including those issued by the Financial Conduct Authority of the United Kingdom, if relevant.

2.Schedule A is hereby deleted in its entirety and replaced with the attached Schedule A;

3.Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement;

4.Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects;

5.If any provisions in this Amendment shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment, but this Amendment shall be construed so as to effectuate the intent of the parties hereto as nearly as possible without giving effect to such invalid, illegal or unenforceable provision as if such provision had never been contained herein;

6.Each of the parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment; and

7.This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

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IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC and J.P. Morgan Investment Management Inc. have duly executed this Amendment as of the effective date of this Amendment.

AST INVESTMENT SERVICES, INC.

By: /s/ Timothy Cronin

Name: Timothy S. Cronin

Title: President

PGIM INVESTMENTS LLC

By: /s/ Timothy Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By: /s/ Janet Kombel

Name: Janet Kombel

Title: Vice President

Effective Date as Revised: January 13, 2025

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SCHEDULE A

Advanced Series Trust

AST International Equity Portfolio

As compensation for services provided by J.P. Morgan Investment Management Inc. (J.P. Morgan), AST Investment Services, Inc. and PGIM Investments LLC will pay J.P. Morgan a subadvisory fee on the net assets managed by J.P. Morgan that is equal, on an annualized basis, to the following:

Portfolio	Subadvisory Fee*
AST International Equity Portfolio	0.385% of average daily net assets on all assets

*In the event J.P. Morgan invests its Allocated Assets in any other pooled investment vehicle it manages or subadvises, J.P. Morgan will waive its subadvisory fee hereunder in an amount equal to the acquired fund fee paid to J.P. Morgan with respect to the Allocated Assets so invested. Notwithstanding the foregoing, under no circumstances will the subadvisory fee waivers referred to in the preceding sentence exceed 100% of the subadvisory fee.

Effective Date as Revised: January 13, 2025

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